Exhibit 10.1

SAVINGS RESTORATION PLAN

FOR NISOURCE INC. AND AFFILIATES

As Amended and Restated Effective May 13, 2011

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4.3 Special Employer Credits	7
4.4 Participant Credits	8
4.5 Interest Credits	8

ARTICLE V IN-SERVICE WITHDRAWALS	9

5.1 Pre-2005 Benefit	9
5.2 Post-2004 Benefit	9
5.3 Limitations on In-Service Withdrawals	9

ARTICLE VI TERMINATION OF PARTICIPATION AND PAYMENT OF BENEFITS	10

6.1 Termination of Participation	10
6.2 Benefits at Termination of Participation	10
6.3 Method and Time of Payment	10

ARTICLE VII ADMINISTRATION OF PLAN	13

7.1 Allocation of Duties to Committees	13
7.2 Agents	13
7.3 Information Required by Plan Administrator	13
7.4 Binding Effect of Decisions	13

ARTICLE VIII CLAIMS PROCEDURE	14

8.1 Claims Procedure	14
8.2 Review of Claim	14
8.3 Notice of Denial of Claim	14
8.4 Reconsideration of Denied Claim	14

ARTICLE IX PLAN AMENDMENT AND TERMINATION	15

9.1 Plan Amendment	15
9.2 Plan Termination	16

ARTICLE X MISCELLANEOUS PROVISIONS	16

10.1 Unsecured General Creditor	16
10.2 Income Tax Payout	16
10.3 General Conditions	17
10.4 No Guaranty of Benefits	17
10.5 No Enlargement of Employee Rights	17
10.6 Nonalienation of Benefits	17
10.7 Applicable Law	18
10.8 Incapacity of Recipient	18
10.9 Unclaimed Benefit	18
10.10 Limitations on Liability	18

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SAVINGS RESTORATION PLAN

FOR NISOURCE INC. AND AFFILIATES

As Amended and Restated Effective May 13, 2011

ARTICLE I

BACKGROUND AND PURPOSE

1.1 Background. Prior to January 1, 2004, Columbia Energy Group sponsored the Savings Restoration Plan for Columbia Energy Group for eligible executives of Columbia Energy Group and certain Affiliates. Effective January 1, 2004, NiSource Inc., the parent company of Columbia Energy Group, assumed sponsorship of the Savings Restoration Plan for Columbia Energy Group, renamed the Plan the Savings Restoration Plan for NiSource Inc. and Affiliates, and broadened the Plan to include all employees of NiSource Inc. and Affiliates.

The Plan was amended and restated effective January 1, 2004, and amended effective January 1, 2005. The Plan was then amended and restated again effective January 1, 2005, to comply with Code Section 409A, and guidance and regulations thereunder, with respect to benefits earned under the Plan from and after January 1, 2005. Benefits under the Plan earned and vested prior to January 1, 2005 shall be administered without giving effect to Code Section 409A, and guidance and regulations thereunder. The provisions of the Plan as set forth herein apply only to Participants who actively participate in the Plan on or after January 1, 2005. Any Participant who retired or otherwise terminated employment with the Company and all Affiliates prior to January 1, 2005 shall have his or her rights determined under the provision of the Plan as it existed when his or her employment relationship terminated.

The Plan was further amended and restated, effective January 1, 2008, to provide for mandatory lump sum payments of small account balances in accordance with Code Section 409A. The Plan was amended and restated again, effective January 1, 2010, to contain provisions that eliminate mid-year enrollment into the Plan and to allow Participants who make Roth Contributions to a Basic Plan to participate in this Plan. The plan was further amended and restated, effective January 1, 2010, to restore certain Employer Contributions given to Participants who are classified as “exempt employees” by the Employer and who are hired or rehired on or after January 1, 2010.

The Plan is amended and restated again, effective May 13, 2011 or as otherwise stated herein, to restore Profit Sharing Contributions that otherwise would have been contributed to Participants under the Basic Plan (if not subject to the Limits, defined below) and to transfer all administrative authority with respect to the Plan (including the authority to render decisions on claims and appeals and make administrative or ministerial amendments) from the ONC Committee to the Benefits Committee.

1.2 Purpose. The purpose of the Plan is to provide for the payment of savings restoration benefits to employees of NiSource Inc. and Affiliates, whose benefits under the Basic Plan are subject to the Limits or affected by deferrals into the DCP, so that the total savings plan benefits of such employees shall be determined on the same basis as is applicable to all other employees of the Company. The Plan is adopted solely (1) for the purpose of providing benefits to Participants in the Plan and their Beneficiaries in excess of the Limits imposed on qualified plans by Code Section 401(a)(17) and any other Code Sections, by restoring benefits to such Plan Participants and Beneficiaries that are no longer available under the Basic Plan as a result of the Limits, and (2) for the purpose of restoring benefits to Plan Participants and Beneficiaries that are no longer available under the Basic Plan as a result of the Participant’s deferrals into the DCP.

ARTICLE II

DEFINITIONS

For the purposes of the Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise. Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural. The headings of Articles and Sections are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

2.1 Affiliate. Any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company; any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes the Company; any leasing organization, to the extent that its employees are required to be treated as if they were employed by the Company pursuant to Code Section 414(n) and the regulations thereunder; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o). An entity shall be an Affiliate only with respect to the existing period as described in the preceding sentence.

2.2 Annual Addition. With respect to any Participant, the sum in any Plan Year of:

(a)	the Company’s or any Affiliate’s, matching or profit sharing contributions to the Basic Plan on behalf of the Participant; plus

(b)	all Participant deposits to the Basic Plan, including before-tax and after-tax deposits.

For purposes of the Plan, the determination of a Participant’s Annual Addition shall be made without regard to the Limits.

2.3 Basic Plan. The NiSource Inc. Retirement Savings Plan, as amended and restated effective January 1, 2010, and as further amended from time to time (or as amended and restated for any prior period to the extent the provisions of the Plan refer to such prior period for the Basic Plan).

2.4 Beneficiary. The person, persons or entity entitled to receive any Plan benefits payable after a Participant’s death.

2.5 Benefits Committee. The NiSource Benefits Committee.

2.6 Code. The Internal Revenue Code of 1986, as amended.

2.7 Company. NiSource Inc., a Delaware Corporation.

2.8 DCP. The Columbia Energy Group Deferred Compensation Plan on or prior to December 31, 2003, and, thereafter, the NiSource Inc. Executive Deferred Compensation Plan, as further amended from time to time.

2.9 Disability. A condition that (a) causes a Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) causes a Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, to receive income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or an Affiliate or (c) causes a Participant to be eligible to receive Social Security disability payments.

2.10 Employee. Any individual who is employed by an Employer on a basis that involves payment of salary, wages or commissions.

2.11 Employer. The Company or any Affiliate that maintains or adopts the Basic Plan for the benefit of its eligible Employees.

2.12 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.13 Interest. The average of the prime rates of interest charged as of the last business day of a month, determined under procedures established by the Plan Administrator.

2.14 Limits. The limits imposed on tax qualified retirement plans by Code Sections 415 and 401(a)(17) and any other Code Sections.

2.15 ONC Committee. The Officer Nomination and Compensation Committee of the Board of Directors of the Company.

2.16 Participant. Any Employee who is participating in the Plan in accordance with its provisions.

2.17 Plan. The Savings Restoration Plan for NiSource Inc. and Affiliates (formerly known as the Savings Restoration Plan for the Columbia Energy Group, and before that as the Thrift Restoration Plan for the Columbia Energy Group), as set forth herein.

2.18 Plan Administrator. The Benefits Committee or such delegate of the Benefits Committee delegated to carry out the administrative functions of the Plan.

2.19 Plan Year. The l2-month period commencing each January 1 and ending the following December 31.

2.20 Post-2004 Benefit. The portion of a Participant’s Supplemental Savings Account equal to the excess of (1) the balance of the Participant’s Supplemental Savings Account determined as of a Participant’s date of separation from service with the Company and all Affiliates after December 31, 2004 over (2) the Pre-2005 Benefit, to which the Participant would be entitled under the Plan if he voluntarily separated from service without cause as of such date and received a full payment of benefits from the Plan on the earliest possible date allowed under the Plan following his separation from service.

2.21 Pre-2005 Benefit. The portion of a Participant’s Savings Account determined as of December 31, 2004, adjusted to reflect Interest credited to such balance from and after such date.

2.22 Supplemental Savings Account. The sum of credits accrued under Article IV on behalf of a Participant, adjusted to reflect Interest credited to the Account, and reduced by any withdrawals under Article V.

2.23 Unforeseeable Emergency. A severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)), of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount distributed with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy the Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE III

ELIGIBILITY

3.1 Eligibility. Any Employee who is not a Participant in the Plan on December 31, 2004, who is participating in the Basic Plan and (i) whose Compensation in a Plan Year will exceed the Limits, or (ii) who has deferrals in the DCP excluded for purposes of benefit allocations in the Basic Plan, shall be eligible to become a Participant in the Plan as of January 1 of such Plan Year. Any Participant in the Plan on December 31, 2004 shall continue as a Participant after that date. If an Employee who was not expected to be eligible to become a Participant in a given Plan Year subsequently qualifies because his or her Compensation exceeds the Limits for that Plan Year, or because he or she becomes eligible for, or begins to participate in, the DCP, such Employee shall be eligible to participate in the Plan as soon as practicable after this determination has been made or deferrals begin.

3.2 Notice of Eligibility to Participants. The Plan Administrator shall inform each Employee of his or her eligibility to participate in the Plan as soon as practicable but before the earliest date such Employee’s participation could become effective.

3.3 Method of Becoming a Participant. In order to become a Participant, each eligible Employee must sign a written agreement with his or her Employer providing for a reduction of his or her Compensation and a corresponding direction of Employer contributions or Participant Pretax Contributions or Roth Contributions that would normally be made to the Basic Plan, except for the Limits or deferrals into the DCP, to be credited to his or her Supplemental Savings Account under the Plan, to the extent necessary to satisfy the Limits with respect to the Basic Plan or deferrals into the DCP. Notwithstanding the foregoing, eligible Employees may receive the Employer credits described in Sections 4.2(b) and 4.2(c) of this Plan without having signed such a written agreement.

Employees who are notified of their eligibility to participate in the Plan shall become a Participant by delivering to the Plan Administrator the written agreement referenced in the preceding paragraph. The written agreement will be effective with respect to the Employee’s Compensation earned for services performed beginning January 1st of the Plan Year after the Plan Year in which the written agreement is delivered.

3.4 Continuation of Participation. A Participant shall remain a Participant so long as his or her Supplemental Savings Account has not been fully distributed to him or her.

ARTICLE IV

SUPPLEMENTAL SAVINGS ACCOUNT

4.1 Supplemental Savings Account. A Supplemental Savings Account shall be established for each Participant. The amounts to be credited to a Participant’s Supplemental Savings Account shall be determined under procedures established by the Plan Administrator and shall consist of:

(a)	Employer credits, as described in Sections 4.2 and 4.3; plus

(b)	Participant credits, as described in Section 4.4; plus

(c)	Interest credits under Section 4.5.

A Participant’s Supplemental Savings Account shall be reduced by any withdrawals made under Article V.

4.2 Employer Credits.

(a)	Credits Related to Matching Contributions. The amount of Employer credits related to Matching Contributions for a Participant shall equal (1) minus (2) below:

(1)	The total amount of Matching Contributions that would otherwise have been contributed to the Basic Plan for the Participant during all years in which the Participant participated in the Basic Plan without regard to the Limits or deferrals into the DCP;

(2)	The actual amount of Matching Contributions that have been contributed to the Basic Plan for the Participant.

(b)	Credits Related to Profit Sharing Contributions. Effective January 1, 2011, Employer credits pursuant to this Section 4.2(b) shall be reflected in the Plan for all Participants in the Plan on or after such date, including the following: (1) those who received Profit Sharing Contributions to the Basic Plan for 2010 or later that were subject to the Limits, or (2) those who otherwise had Profit Sharing Contributions limited or adjusted under the Basic Plan on or after January 1, 2011. The amount of Employer credits related to Profit Sharing Contributions for a participant shall equal (1) minus (2) below:

(1)	The total amount of Profit Sharing Contributions that would otherwise have been contributed to the Basic Plan for the Participant during all years in which the Participant participated in the Basic Plan without regards to the Limits or deferrals into the DCP.

(2)	The actual amount of Profit Sharing Contributions that have been contributed to the Basic Plan for the Participant.

(c)	Credits Related to Certain Employer Contributions for Exempt Employees Hired or Rehired on or After January 1, 2010. Effective as of January 1, 2010, and only with respect to a Participant who is classified by the Employer as an “exempt employee” and who is hired or rehired on or after January 1, 2010, the amount of Employer credits for a Participant shall equal (1) minus (1) below:

(1)	The total amount of the Employer Contribution under the Basic Plan that otherwise would have been contributed in an amount equal to 3% of the Participant’s Compensation without regard to the Limits;

(2)	The actual amount of the Employer Contribution under the Basic Plan that was contributed to the Participant in an amount equal to 3% of the Participant’s Compensation.

This amount shall be payable to any applicable Participant in addition to any amounts he or she may be entitled to under Sections 4.2(a) and 4.2(b) of this Plan and regardless of whether such Participant has signed a written agreement to participate in this Plan.

4.3 Special Employer Credits. Any Participant who (1) during the 2003 and/or 2004 Plan Years had a Matching Contribution allocated to his Matching Contribution Account under the Basic Plan that was less than the maximum Matching Contribution available under the Basic Plan, (2) authorized After-tax Contributions and/or Pre-tax Contributions under the Basic Plan equal to at least 6% of his Compensation for such Plan Year(s), (3) commenced employment with an Employer prior to January 1, 2002 and was still employed by an Employer on January 1, 2005 and (4) participated in the Account Balance Option of the NiSource Salaried Pension Plan, the NiSource Subsidiary Pension Plan or the Bay State Gas Company Pension Plan, as applicable, shall be eligible for an additional Employer credit hereunder. The additional Employer credit shall be calculated as the difference between (i) the Matching Contributions that would have been allocated to the Participant’s Matching Contribution Account under the Basic Plan during the 2003 and/or 2004 Plan Year(s) if his or her total After-tax Contributions, if any, and Pre-tax Contributions under the Basic Plan for such Plan Year(s) had been contributed evenly over each pay period throughout the Plan Year(s) and (ii) the Matching Contribution actually allocated to the Participant’s Matching Contribution Account under the Basic Plan for such Plan Year(s).

The additional Employer credit, plus interest (calculated using a rate equal to 4.5% from January 1, 2005 to the date the additional Employer credit is credited to his or her Supplemental Savings Account as provided herein) shall be credited to the Participant’s Supplemental Savings Account in accordance with Section 4.1. The additional Employer credit shall be credited to his or her Supplemental Savings Account as soon as administratively practicable after September 1, 2005, but in any event no later than December 31, 2005.

Except where inconsistent with this Section 4.3, the additional Employer credit shall be subject to all provisions of the Plan applicable to Employer credits.

4.4 Participant Credits. The amount of Participant credits for a Participant shall equal (a) minus (b) below:

(a)	The total amount of Pre-tax Contributions and Roth Contributions that would otherwise have been contributed to the Basic Plan for the Participant without regard to the Limits or deferrals into the DCP;

(b)	The actual amount of Pre-tax Contributions and Roth Contributions contributed to the Basic Plan for the Participant.

4.5 Interest Credits.

(a)	Interest credits to a Participant’s Supplemental Savings Account, if applicable, shall be considered made on a monthly basis.

(b)	All credits shall accrue Interest starting with the first full calendar month in which they are deemed to be a part of the applicable Supplemental Savings Account and ending with the last full calendar month in which credits are still deemed to be part of the Supplemental Savings Account.

(c)	Interest shall be based on the balance of the value of the Participant’s Supplemental Savings Account as of the first working day of the calendar month and credited as of the last working day of the calendar month.

(d)	In the event there is a withdrawal by a Participant from his or her Supplemental Savings Account, the value of such Supplemental Savings Account, prior to the withdrawal, shall be credited with Interest to the end of the calendar month in which the withdrawal is actually made. The amount of the withdrawal shall then be subtracted from the balance so determined.

(e)	Interest shall be earned only on monies held under reserve by an Employer. If the Plan Administrator has invested any portion of a Participant’s Supplemental Savings Account, Interest shall not be earned on such portion, but such Account shall be adjusted for actual earnings, gains, and losses on such investment.

ARTICLE V

IN-SERVICE WITHDRAWALS

5.1 Pre-2005 Benefit. This section applies only to a Pre-2005 Benefit.

(a)	In-Service Withdrawals. Subject to the limitations of Section 5.3, a Participant, by filing a written request with the Plan Administrator, may, while employed by an Employer or an Affiliate, elect to withdraw 33%, 67% or 100% of his or her Pre-2005 Benefit.

(b)	Limitation on In-Service Withdrawals. Any In-Service withdrawal under paragraph (a) of this Section 5.1 shall be subject to a 10% early distribution penalty.

(c)	Unforeseeable Emergency. At the written request of a Participant, and in the written discretion of the Plan Administrator, up to 100% of the balance of a Participant’s Pre-2005 Benefit, determined as of the last day of the calendar month prior to the date of distribution may be distributed to a Participant in a lump sum in the case of an Unforeseeable Emergency.

5.2 Post-2004 Benefit. A Participant shall be entitled to withdraw all or any portion of his or her Post-2004 Benefit, as he or she may request in a direction delivered to the Plan Administrator, in the case of an Unforeseeable Emergency.

5.3 Limitations on In-Service Withdrawals. Any In-Service Withdrawal under this Article V shall be subject to the following provisions:

(a)	Only one In-Service Withdrawal shall be permitted in any 12-month period.

(b)	In-Service Withdrawals under this Article V shall require suspension of Employer credits and Participant credits (but not Interest credits) under the Plan for a period of time varying with the percentage of the value of the Participant’s Supplemental Savings Account which is withdrawn, according to the following schedule:

Percentage	Suspension
Up to 33%.	2 months
34 - 67%	4 months
68 - 100%	6 months

This suspension shall not affect a Participant’s participation in the Basic Plan nor the basis for determining the Employer contributions or Participant Pre-tax Contributions under the Basic Plan.

ARTICLE VI

TERMINATION OF PARTICIPATION

AND PAYMENT OF BENEFITS

6.1 Termination of Participation. A Participant’s participation in the Plan shall terminate at separation from service with the Company and all Affiliates for any reason, including Disability or death.

6.2 Benefits at Termination of Participation. Upon his or her separation from service, a Participant, his or her spouse, or his or her Beneficiary or legal representative shall be entitled to 100% of the Participant’s Supplemental Savings Account credited with Interest, if applicable, through the calendar month preceding the date payment is made to the Participant (or to his or her spouse, legal representative or Beneficiary in the case of his or her incapacity or death).

6.3	Method and Time of Payment.

(a)	Pre-2005 Benefit.

(i) The Pre-2005 Benefit payable under the Plan to a Participant or his or her spouse, Beneficiary, or legal representative shall be paid in the same form under which the Basic Plan benefit is payable to the Participant or his or her spouse, Beneficiary, or legal representative. The Participant’s election under the Basic Plan of any optional form of payment of his or her Basic Plan benefit (with the valid consent of his or her surviving spouse where required under the Basic Plan) shall also be applicable to the payment of his or her Pre-2005 Benefit under the Plan.

(ii) Payment of the Pre-2005 Benefit under the Plan to a Participant or his or her spouse, Beneficiary, or legal representative under the Plan shall commence on the same date as payment of the benefit to the Participant or his or her spouse, Beneficiary, or legal representative under the Basic Plan commences. Any election under the Basic Plan made by the Participant with respect to the commencement of payment of his or her benefit under the Basic Plan shall also be applicable with respect to the commencement of payment of his or her Pre-2005 Benefit under the Plan.

(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, an election made by the Participant under the Basic Plan with respect to the form of payment of his or her Pre-2005 Benefit thereunder (with the valid consent of his or her surviving spouse where required under the Basic Plan), or the date for commencement of payment thereof, shall not be effective with respect to the form of payment or date for commencement of payment of his or her Pre-2005 Benefit under the Plan unless such election is expressly approved in writing by the Plan

Administrator. If the Plan Administrator shall not approve such election in writing, then the form of payment or date for commencement of payment of the Participant’s Pre-2005 Benefit under the Plan shall be selected by the Plan Administrator at its sole discretion.

(b)	Post-2004 Benefit.

(i) Payment of a Post-2004 Benefit in accordance with this Section 6.3 shall commence within 45 days after the Participant’s date of separation from service with the Company and all Affiliates, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder.

(ii) The Post-2004 Benefit shall be payable in a form elected by a Participant no later than December 31, 2005. Notwithstanding the preceding sentence, in the case of an Employee who becomes a Participant on or after January 1, 2005, the aforementioned election with respect to the form of payment of a Post-2004 Benefit shall be made within 30 days after the date the Participant first becomes eligible to participate, and such election shall be effective with respect to Compensation related to services to be performed subsequent to the election; provided that such a Participant shall not be considered first eligible if on the date he becomes a Participant he participates in any other nonqualified account balance plan that is subject to Code Section 409A, maintained by the Company or an Affiliate. The form of payment shall be elected by the Participant at the time he makes the election described in the first or second sentence of this paragraph (iii) from among those forms of payment available at that time under the Basic Plan. If a timely payment election is not made by a Participant, payment shall be made in a lump sum.

(iii) A Participant cannot change the time or form of payment of a Post-2004 Benefit under this Section 6.3(b) unless (A) such election does not take effect until at least 12 months after the date the election is made, (B) in the case of an election related to a payment not related to the Participant’s Disability or death, the first payment with respect to which such new election is effective is deferred for a period of not less than five years from the date such payment would otherwise have been made, and (C) any election related to a payment based upon a specific time or pursuant to a fixed schedule may not be made less than 12 months prior to the date of the first scheduled payment.

(iv) Notwithstanding any preceding provision of this Section 6.3(b), a Participant may change an election with respect to the time and form of payment of a Post-2004 Benefit, without regard to the restrictions imposed under paragraph (iii) next above, on or before December 31, 2006; provided that such election (A) applies only to amounts that would not otherwise be payable in calendar year 2006, and (B) shall not cause an amount to be paid in calendar year 2006 that would not otherwise be payable in such year.

(v) Notwithstanding any other provision of the Plan, in no event can a payment of a Post-2004 Benefit to a Participant who is a Specified Employee of the Company or an Affiliate, at a time during which the Company’s capital stock or capital stock of an Affiliate is publicly traded on an established securities market, in the calendar year of his or her separation from service be made before the date that is six months after the date of the Participant’s separation from service with the Company and all Affiliates, unless such separation is due to death or Disability.

A Participant shall be deemed to be a Specified Employee for purposes of this subparagraph (v) if he or she is in job category C2 or above with respect to the Company or the Affiliate that employs him or her; provided that if at any time the total number of Employees in job category C2 and above is less than 50, a Specified Employee shall include any person who meets the definition of a Key Employee set forth in Code Section 416(i) without reference to paragraph (5). A Participant shall be deemed to be a Specified Employee with respect to a calendar year if he is a Specified Employee on September 30th of the preceding calendar year. If a Specified Employee will receive payments hereunder in the form of installments or an annuity, the first payment made as of the date six months after the date of the Participant’s separation from service with the Company and all Affiliates shall be a lump sum, paid as soon as practicable after the end of such six-month period, that includes all payments that would otherwise have been made during such six-month period. From and after the end of such six month period, any such installment or annuity payments shall be made pursuant to the terms of the applicable installment or annuity form of payment.

(c)	Mandatory Lump Sum Payments.

Notwithstanding any other provision in this Section 6.3, if (1) the sum of the Participant’s Pre-2005 Benefit and Post-2004 Benefit does not exceed the applicable dollar limit under code Section 402(g)(l)(B) and (2) this sum is the entirety of the Participant’s interest in the Plan and all other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code Section 409A and applicable guidance thereunder (i.e., this Plan and the NiSource Inc. Executive Deferred Compensation Plan), then the form of payment of both the Pre-2005 Benefit and Post-2004 Benefit shall be a single lump sum.

ARTICLE VII

ADMINISTRATION OF PLAN

7.1 Allocation of Duties to Committees. The Plan shall be administered by the Benefits Committee, as delegated by the ONC Committee. The Benefits Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration, except as otherwise reserved to the ONC Committee herein, or by resolution or charter of the respective committees.

In its discretion, the Plan Administrator may delegate to any division or department of the Company the discretionary authority to make decisions regarding Plan administration, within limits and guidelines from time to time established by the Plan Administrator. The delegated discretionary authority shall be exercised by such division or department’s senior officer, or his/her delegate. Within the scope of the delegated discretionary authority, such officer or person shall act in the place of the Plan Administrator and his/her decisions shall be treated as decisions of the Plan Administrator.

7.2 Agents. The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3 Information Required by Plan Administrator. The Company shall furnish the Plan Administrator with such data and information as the Plan Administrator may deem necessary or desirable in order to administer the Plan. The records of the Company as to an employee’s or Participant’s period or periods of employment, separation from Service and the reason therefore, reemployment and Compensation will be conclusive on all persons unless determined to the Plan Administrator’s satisfaction to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Plan Administrator with such evidence, data or information as the Plan Administrator considers necessary or desirable to administer the Plan.

7.4 Binding Effect of Decisions. Subject to applicable law, and the provisions of Article VIII, any interpretation of the provisions of the Plan and any decision on any matter within the discretion of the Benefits Committee and/or the ONC Committee (or any duly authorized delegate of either such committee) and made in good faith shall be binding on all persons.

ARTICLE VIII

CLAIMS PROCEDURE

8.1 Claims Procedure. Claims for benefits under the Plan shall be made in writing to the Plan Administrator. The Plan Administrator shall establish rules and procedures to be followed by Participants and Beneficiaries in filing claims for benefits, and for furnishing and verifying proof necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article.

8.2 Review of Claim. The Plan Administrator shall review all claims for benefits. Upon receipt by the Plan Administrator of such a claim, it shall determine all facts that are necessary to establish the right of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within 90 days of receipt of such claim. If prior to the expiration of the initial 90 day period, the Plan Administrator determines additional time is needed to come to a determination on the claim, the Plan Administrator shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of 180 days from the date the application was received. If the Plan Administrator fails to notify the claimant in writing of the denial of the claim within 90 days after the Plan Administrator receives it, the claim shall be deemed denied.

8.3 Notice of Denial of Claim. If the Plan Administrator wholly or partially denies a claim for benefits, the Plan Administrator shall, within a reasonable period of time, but no later than 90 days after receiving the claim (unless extended as noted above), notify the claimant in writing of the denial of the claim. Such notification shall be written in a manner reasonably expected to be understood by such claimant and shall in all respects comply with the requirements of ERISA, including but not limited to inclusion of the following:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the pertinent Plan provisions upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)	an explanation of the Plan’s review procedure,

8.4 Reconsideration of Denied Claim. Within 60 days of the receipt by the claimant of the written notice of denial of the claim, or within 60 days after the claim is deemed denied as set forth above, if applicable, the claimant or duly authorized representative may file a written request with the Benefits Committee that it conduct a full and fair review of the denial of the claimant’s claim for benefits. If the claimant or duly authorized representative fails to request such a reconsideration within such 60 day period, it shall be conclusively determined for all purposes of the Plan that the denial of such claim by the Benefits Committee is correct. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing.

The Benefits Committee shall render a decision on the claim appeal promptly, but not later than 60 days after receiving the claimant’s request for review, unless, in the discretion of the Benefits Committee, special circumstances require an extension of time for processing, in which case the 60-day period may be extended to 120 days. The Benefits Committee shall notify the claimant in writing of any such extension. The notice of decision upon review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions upon which the decision is based. If the decision on review is not furnished within the time period set forth above, the claim shall be deemed denied on review.

If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or his duly authorized representative notifies the Benefits Committee within 90 days after the mailing or delivery to the claimant by the Benefits Committee of its determination that claimant intends to institute legal proceedings challenging the determination of the Benefits Committee and actually institutes such legal proceedings within 180 days after such mailing or delivery.

ARTICLE IX

PLAN AMENDMENT AND TERMINATION

9.1 Plan Amendment. While the Company intends to maintain the Plan in conjunction with the Basic Plan, the Company or the ONC Committee reserves the right to amend the Plan at any time and from time to time with respect to eligibility for the Plan, the level of benefits awarded under the Plan and the time and form of payment for benefits from the Plan. The ONC Committee or the Board shall have the authority to amend the Plan. The ONC Committee or the Board shall have the exclusive authority to amend the Plan regarding eligibility for the Plan, the amount or level of benefits awarded under the Plan, and the time and form of payments for benefits from the Plan. In addition, the ONC Committee or the Board shall also have the exclusive authority to make amendments that constitute a material increase in compensation, any change requiring action or consent by a committee of the Board pursuant to the rules of the Securities and Exchange Commission, the New York Stock Exchange or other applicable law, or such other material changes to the Plan such that approval of the Board is required. Unless otherwise determined by the ONC Committee, the Benefits Committee shall have the authority to amend the Plan in all respects that are not exclusively reserved to the ONC Committee or the Board.

The respective committee may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries. Notwithstanding the preceding sentence, no amendment shall impair or alter such right to a benefit accrued under the Plan as of the effective date of such amendment to or with respect to any Employee who has become a Participant in the Plan before the effective date of such amendment or with respect to his or her Beneficiary.

9.2 Plan Termination. The ONC Committee or the Company may terminate the Plan at any time provided that termination of the Plan shall not impair or alter such right to a benefit accrued under the Plan as of the effective date of such termination to or with respect to any Employee who has become a Participant in the Plan before the effective date of such termination or with respect to his or her Beneficiary.

Upon termination of the Plan, distribution of Plan benefits shall be made to Participants, surviving spouses and beneficiaries in the manner and at the time described in Article VI of the Plan. No additional benefits shall be earned after termination of the Plan other than the crediting of Interest until the date of distribution of a Participant’s Supplemental Savings Account.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Company, any other Employer, or any other party for payment of benefits under the Plan. Obligations of the Company and each other Employer under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.2 Income Tax Payout.

(a)	Notwithstanding anything to the contrary contained herein, (1) in the event that the Internal Revenue Service prevails in its claim that any amount of a Pre-2005 Benefit, payable pursuant to the Plan and held in the general assets of the Company or any other Employer, constitutes taxable income to a Participant or his or her Beneficiary for a taxable year prior to the taxable year in which such amount is distributed to him or her, or (2) in the event that legal counsel satisfactory to the Company, and the applicable Participant or his or her Beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the amount of such Benefit held in the general assets of the Company or any other Employer, to the extent constituting taxable income, shall be immediately distributed to the Participant or his or her Beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Participant or Beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his or her Beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.

(b)	Notwithstanding anything to the contrary contained herein, (1) in the event that the Internal Revenue Service prevails in its claim that any amount of a Post-2004 Benefit, payable pursuant to the Plan and held in the general assets of the Company or any other Employer, constitutes taxable income under Code Section 409A, and guidance and regulations thereunder, to a Participant or his or her Beneficiary for a taxable year prior to the taxable year in which such amount is distributed to him or her, or (2) in the event that legal counsel satisfactory to the Company, and the applicable Participant or his or her Beneficiary, renders an opinion that the Internal Revenue Service would likely prevail in such a claim, the amount of such Benefit held in the general assets of the Company or any other Employer, to the extent constituting such taxable income, shall be immediately distributed to the Participant or his or her Beneficiary. For purposes of this Section, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by a court of final jurisdiction, or if the Participant or Beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his or her Beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction within the appropriate time period.

10.3 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Basic Plan applicable to a Basic Plan benefit shall also be applicable to a benefit payable hereunder. Any Basic Plan benefit shall be paid solely in accordance with the terms and conditions of the Basic Plan and nothing in the Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Basic Plan. Defined terms used in the Plan that are not defined in this Article or elsewhere in the Plan but are defined in the Basic Plans shall have the meanings assigned to them in the Basic Plans.

10.4 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other Employer or any other entity or person that the assets of the Company or any other Employer shall be sufficient to pay any benefit hereunder.

10.5 No Enlargement of Employee Rights. No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant or Beneficiary the right to be retained in the service of the Company or any other Employer.

10.6 Nonalienation of Benefits. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

Notwithstanding the preceding paragraph, the Supplemental Savings Account of any Participant shall be subject to and payable in the amount determined in accordance with any qualified domestic relations order, as that term is defined in Section 206(d)(3) of ERISA. The Plan Administrator shall provide for payment of such portion of a Supplemental Savings Account to an alternate payee (as defined in Section 206(d)(3) of ERISA) as soon as administratively possible following receipt of such order. Any federal, state or local income tax associated with such payment shall be the responsibility of the alternate payee. The balance of any Supplemental Savings Account that is subject to any qualified domestic relations order shall be reduced by the amount of any payment made pursuant to such order.

10.7 Applicable Law. The Plan shall be construed and administered under the laws of the State of Indiana, except to the extent preempted by applicable federal law.

10.8 Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, any other Employer, the Plan Administrator and the Plan therefor.

10.9 Unclaimed Benefit. Each Participant shall keep the Plan Administrator informed of his or her current address and the current address of his or her Beneficiaries. The Plan Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administrator within three years after the date on which payment of the Participant’s benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed or within three years after the actual death of a Participant, the Plan Administrator is unable to locate any Beneficiary of the Participant, then the Plan Administrator shall have no further obligation to pay any benefit hereunder to such Participant, Beneficiary, or any other person and such benefit shall be irrevocably forfeited.

10.10 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Company, any other Employer, or any individual acting as an employee, or agent at the direction of the Company or any other Employer, or any member of the Benefits Committee, the ONC Committee or any delegate of such committees, shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

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IN WITNESS WHEREOF, NiSource Inc. has caused this amended and restated Savings and Restoration Plan for NiSource Inc. and Affiliates to be executed in its name, by its duly authorized officer, effective as of May 13, 2011.

NISOURCE INC.

By:	/s/ Joel Hoelzer
Its:	V.P. Human Resources
Date:	July 28, 2011